Exhibit 1.75

H1 21 results presentation CEO PEKKA TENNILÄ INTERIM CFO JUHANA JOKINEN 18 AUGUST 2021

IMPORTANT INFORMATION The securities referred to in this document in relation to the merger have not been, and will not be, registered under the Un ite d States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States (as such term is defined in Reg ula tion S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursu ant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and othe r s ecurities laws of the United States. This document does not constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. Any off er or sale of new Altia shares made in the United States in connection with the merger may be made pursuant to the exemption from the registration requirements of the U .S. Securities Act provided by Rule 802 thereunder. Altia is a Finnish company and Arcus is a Norwegian company. The transaction, including the information distributed in connec tio n with the merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non - U.S. country, which are different from those of the United States. The financial information included or referred to in this document has been prepared in accordance with IFRS, which may not be co mpa rable to the accounting standards, financial statements or financial information of U.S. companies or applicable in the United States. It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. fed era l or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non - U.S. jurisdicti ons. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders of Arcus may not be able to su e A ltia or Arcus or their respective officers and directors in a non - U.S. court for violations of U.S. laws, including federal securities laws, or at the least it may prove t o be difficult to evidence such claims. Further, it may be difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S . c ourt. In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts , b ased on the civil liability provisions of the U.S. federal securities laws. Arcus’ shareholders should be aware that Altia is prohibited from purchasing Arcus’ shares otherwise than under the merger, s uch as in open market or privately negotiated purchases, at any time during the pendency of the merger under the Merger Plan. 2

Good net sales growth in Q2, merger expected to be completed on 1 September 2021 • Net sales increased by 6.2%; in constant currencies +4.4% • Comparable EBITDA improved by 7%, in Q2 negative impact due to increased barley price and COVID - 19 cost savings in previous year • Merger of Altia and Arcus expected to close on 1 Sep 2021, all competition approvals received in July, future Executive Management Team appointed today 3 H1 2021 HIGHLIGHTS Net sales 158.5 (149.3) MEUR Comparable EBITDA 20.1 (18.8) MEUR Comparable EBITDA margin 12.7% (12.6%)

Market development

APPROXIMATELY TWO THIRDS OF CONSUMER PRODUCT SALES COME FROM STATE RETAIL MONOPOLIES

Combined spirits and wine sales volume development in the state retail monopolies

Change compared to previous year, %	Q2 21	Q2 20	H1 21	H1 20	2020
Nordics in total	-4.0	+20.9	+5.2	+15.6	+17.1
Spirits	-0.4	+23.3	+8.5	+15.7	+18.5
Wine	-4.6	+20.6	+4.7	+15.6	+16.9
Finland, total sales	-8.7	+21.5	-1.2	+14.6	+13.7
Spirits	-6.9	+16.3	-1.1	+10.1	+10.4
Wine	-9.2	+23.3	-1.2	+16.4	+15.0
Sweden, total sales	-2.7	+12.2	+3.4	+10.0	+10.0
Spirits	+3.9	+24.1	+12.3	+17.4	+18.8
Wine	-3.4	+11.1	+2.5	+9.3	+9.2
Norway, total sales	-3.4	+45.7	+14.8	+32.7	+40.4
Spirits	+2.3	+34.4	+18.0	+23.1	+32.1
Wine	-4.2	+47.4	+14.3	+34.2	+41.8

Source: Based on sales volumes by litre published by the state retail monopolies (Alko, Systembolaget, and Vinmonopolet).

Finland

- Spirits category declined despite growth in liqueur, gin, whiskey and other spirits
- Red and white wines declied, strong growth in rosé and sparkling wine

Sweden

- All spirits categories grew, but growth was especially strong in gin, bitter, rum and other spirits
- White, rosé and sparkling wines grew, slight decline in red wines

Norway

- All spirits categories grew, but growth was especially strong in gin, liqueur and rum
- All wine categories grew

ALTIA
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49 48 28 27 H1 20 H1 21 Q2 20 Q2 21 53 58 29 32 H1 20 H1 21 Q2 20 Q2 21 53 54 29 31 50 53 28 29 46 51 24 27 H1 20 H1 21 Q2 20 Q2 21 H1: Net sales grew in all segments SPIRITS PERFORMING STRONGLY IN MONOPOLIES AND SALES IN EXPORTS A ND TRAVEL RETAIL INCREASED Net sales by segment, MEUR Net sales of spirits and wine, MEUR 6.2% 149 158 81 87 Finland & Exports Scandinavia Altia Industrial 9.5% 12.4% - 2.4% - 3.9% 5 7.1% H1 21: • Net sales increase in constant currencies was 4.4% • Spirits sales growth driven by exports and travel retail and strong sales in the monopolies in Sweden and Norway • Partner portfolio changes and declining volumes in certain brands negative impact on wine Q2 21: • Net sales increase in constant currencies was 5.4% • Restrictions in on - trade were gradually lifted and had a positive impact towards the end of the quarter • The timing of Easter sales in Q1 this year compared with Q2 in 2020 had a negative impact on net sales Spirits Wine

Finland & Exports

JANUARY–JUNE 2021

The Finland & Exports segment comprises the import, sale and marketing of wine and spirits, and other beverages in Finland and the Baltics, as well as exports and travel retail.


KOSKENKORVA
VODKA

Highlights

- Net sales grew by 2.2% to EUR 54.1 (53.0) million
- Gradual recovery of exports and travel retail had positive impact on spirits
- Wine sales declined due to partner portfolio changes in Q2 20
- In the Finnish grocery trade new launches and improved distribution supported growth development
- Positive development in domestic grocery trade in Baltics offset decline in harbour trade

Net sales, MEUR


2.2%
53
54
1
1
22
21
31
32
H1 20
H1 21
Spirits
Wine
Other beverages

Product launches in Q2 21


SAAREMAA
CUR GIN
KOSKENKORVA
COLLINS
KOSKENKORVA
VODKA
7 BOTANICALS
LINDEMAN'S
TI RITA

ALTIA

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23 26 27 27 1 1 H1 20 H1 21 Spirits Wine Other beverages Highlights • Reported net sales grew by 6.3% to EUR 53.3 (50.1) million • Net sales in constant currencies grew by 0.8% • Sweden: reported net sales grew supported by spirits sales, gradual recovery of on - trade and fx tailwind • Norway: net sales grew across categories supported by high market volumes Scandinavia JANUARY – JUNE 2021 The Scandinavia segment comprises the import, sale and marketing of wine and spirits, and other beverages in Sweden, Norway and Denmark. Net sales, MEUR excl. fx +0.8% Product launches in Q2 21 7 50 53 6.3%

Altia Industrial

JANUARY–JUNE 2021

The Altia Industrial segment comprises Koskenkorva plant operations, starch, feed component and technical ethanol businesses, as well as contract manufacturing services at Rajamäki. It also includes supply chain operations, i.e. production operations in different countries, customer service, logistics and sourcing.



Highlights

- Net sales grew by 10.7% to EUR 51.1 (46.1) million
- Positive development in contract manufacturing, and starch and feed
- Technical ethanol volumes were below last year's record-high levels

Net sales, MEUR


10.7%
46
51
H1 20
H1 21

Production highlights

- Koskenkorva Plant Distillery ran at full capacity during H1
- 106.2 (107.4) million kilos grain used in H1
- In July, Altia sold its shareholding in Chemigate Oy to Berner Oy, allowing Altia to focus on more strategic and value-adding products at Koskenkorva Distillery

ALTIA

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Financials INTERIM CFO JUHANA JOKINEN 18 AUGUST 2021

0 5,000 10,000 15,000 20,000 25,000 30,000 0 50 100 150 200 250 January May September January May September January May September January May September January May September January May September January May September January May September January May September January May September January May September January May September January May September January May September January May Altia's grain purchases to Koskenkorva tn Average feed barley market price without premiums (Luke) Barley sourcing 10 Key principles for barley sourcing: • Purchased at spot prices; No hedging tools available for barley • About 1 month inventory; Volumes and purchase prices are fixed a couple of months ahead Barley price development and Altia’s monthly volumes 2007 - 2021 (June) tn EUR/tn • New harvest in August - September • Average monthly sourcing volume 17000 - 18000 tn 2007 2009 2011 2013 2015 2017 2019 2021 In H1 21, Altia used 106.2 (107.4) million kilos of Finnish grain

9.4 11.4 19.7 5.5 13.2 14.6 19.0 7.7 12.3 13.7 25.1 44.8 5.5 18.8 33.4 52.4 7.7 20.1 Q2 19 Q3 19 Q4 19 Q1 20 Q2 20 Q3 20 Q4 20 Q1 21 Q2 21 Comparable EBITDA, MEUR Comparable EBITDA YTD, MEUR H1 21: Profitability improved Quarterly net sales and comparable EBITDA, EUR million Quarterly and cumulative comparable EBITDA, EUR million 41 11 H1 21: • Comparable EBITDA improved by 7% to EUR 20.1 (18.8) million • Key drivers – Finland & Exports and Scandinavia segments – Positive development in sales, product mix and revenue management • Negative impact from higher prices of barley and purchased ethanol Q2: • Increased barley price and COVID - 19 cost savings in Q2 20 had a negative impact on y - o - year Items affecting comparability (IAC): • Q2 21, IAC amounted to EUR – 2.2 ( - 0.7) million, mainly related to the planned merger of Altia and Arcus • H1 21, IAC amounted to EUR - 5.4 ( - 0.7) million IN Q2 NEGATIVE IMPACT DUE TO INCREASED BARLEY PRICE AND COVID - 19 COST SAVINGS IN PREVIOUS YEAR 91 85 110 68 81 87 107 72 87 9.4 11.4 19.7 5.5 13.2 14.6 19.0 7.7 12.3 Q2 19 Q3 19 Q4 19 Q1 20 Q2 20 Q3 20 Q4 20 Q1 21 Q2 21 Net sales, MEUR Comparable EBITDA, MEUR

H1 21: Profitability improved in Finland & Exports and Scandinavia POSITIVE SALES DEVELOPMENT, PRODUCT MIX AND REVENUE MANAGEMENT Comparable EBITDA by segment, MEUR and margins 12 EUR million Q2 21 Q2 20 Change H1 21 H1 20 Change 2020 Finland & Exports 5.3 5.5 - 3.9% 8.8 8.3 +6.1% 19.8 % of net sales 17.0 18.9 16.3 15.6 16.9 Scandinavia 2.9 2.9 0.0% 4.6 2.8 +67.1% 14.2 % of net sales 10.4 10.4 8.7 5.5 11.5 Altia Industrial 3.6 4.9 - 27.8% 5.7 7.1 - 19.8% 17.9 % of net sales 13.3 20.7 11.1 15.4 17.6 Other 0.6 - 0.1 0.9 0.6 0.5 Total 12.3 13.2 - 6.8% 20.1 18.8 +7.0% 52.4 % of net sales 14.2 16.3 12.7 12.6 15.3 H1 21: Finland & Exports • Higher volumes in exports and travel retail • Revenue management Scandinavia • Good revenue management • Positive product mix and new launches • Temporary cost savings measures in Q2 20 due to COVID - 19 had a negative impact on year - on - year comparability Altia Industrial • Higher price level of barley and purchased ethanol

81.3 81.4 28.9 48.9 29.9 37.4 - 3.9 9.4 11.9 2.0 2.0 0.6 1.1 0.6 0.7 - 0.1 0.2 0.2 Q2 19 Q3 19 Q4 19 Q1 20 Q2 20 Q3 20 Q4 20 Q1 21 Q2 21 Net debt Net debt / Comparable EBITDA Strong liquidity, net working capital increased in Q2 Equity ratio, % Gearing, % 13 Net cash flow from operating activities, MEUR Net debt, MEUR Long - term target < 2.5x 24.7 3.2 53.4 - 15.4 25.7 - 4.4 50.2 - 0.3 - 1.3 29.2 36.8 52.6 65.9 66.9 59.3 56.1 71.2 44.2 Q2 19 Q3 19 Q4 19 Q1 20 Q2 20 Q3 20 Q4 20 Q1 21 Q2 21 Net cash flow from operating activities Rolling 12 months 59.1% 57.9% 19.1% 33.2% 20.0% 24.5% - 2.5% 6.5% 7.8 % Q2 19 Q3 19 Q4 19 Q1 20 Q2 20 Q3 20 Q4 20 Q1 21 Q2 21 35.5% 37.4% 37.8% 34.7% 34.9% 37.1% 34.3% 33.0% 35.0 % Q2 19 Q3 19 Q4 19 Q1 20 Q2 20 Q3 20 Q4 20 Q1 21 Q2 21

Concluding remarks and Q&A CEO PEKKA TENNILÄ 18 AUGUST 2021

Sustainability 15 • Koskenkorva Distillery achieved record high steam energy self - sufficiency in H1 21: 68.5% • Consumer engagement on low - and non - alcoholic drinks • Occupational safety is one of the focus areas of Altia's Sustainability Roadmap and is the tool for achieving the goal of zero absences due to injuries • Our production and logistics worked well despite COVID - restrictions, but instructions low - threshold stays at home meant sick - leave figures were higher • Sustainability Trailblazer award • Gold medal in EcoVadis sustainability rating

Forming a leading wine and spirits brand house in the Nordics Key milestones 29 Sep Announcement of merger plan 23 Oct Prospectus published 12 Nov EGM’s of Altia and Arcus 23 Jul Announcement of brand divestments to Galatea AB and approvals from competition authorities received 18 Aug Announcement of future Executive Management Team 1 Sep Expected closing of the combination Payment of extra dividend 0.40e/share in connection with closing Internal planning of integration has proceeded well 16 MERGER OF ALTIA AND ARCUS

Kirsi Lehtola Current position SVP, HR, Altia Merger on the HR side Strong HR expertise from global paper and pulp business; joined Altia in 2016 Kirsi Puntila Current position SVP, Marketing, Altia Planning combination of open markets (international) Previously worked with global brands at Pernod - Ricard; joined Altia in 2014 and has lead core spirit brands and innovation across all markets Henrik Bodekær Thomsen Current position Interim Managing Director, Arcus Spirits Planning combination of spirits business in monopoly markets Long career in the international beverage business with Carlsberg; joined Arcus in 2018 Janne Halttunen Current position SVP, Scandinavia, Altia Planning combination of wine business International career in the beverage and tobacco business; joined Altia in 2009, leading Altia’s wine business in several roles Executive Management Team at Anora Group Pekka Tennilä Current position CEO, Altia CEO Previously served as Chief Executive Officer, Baltics at Carlsberg Group and in other managerial positions at Carlsberg Group Sigmund Toth Current position CFO and interim CEO , Arcus CFO Previously worked at McKinsey & Company and held several positions in Finance & Accounting at Procter & Gamble Hannu Tuominen Current position SVP, Altia Industrial Planning combination of industrial businesses and supply chain Previously served as Production Director and Division Director at Vaisala Corporation and in managerial positions at Fiskars Oyj; has led Altia’s supply chain since 2008

Short - term outlook • Altia has updated its short - term outlook but is not providing guidance for 2021, due to the uncertainties caused by COVID - 19 and the low predictability for the full year 2021. • In the second half of 2021, COVID - 19 is still expected to impact travel retail, exports and the on - trade . The channel mix in monopoly markets depends on the restrictions and recommendations set in travel retail and the on - trade. • In Altia Industrial , for the second half of 2021, COVID - 19 is expected to continue to impact supply chain, industrial services and products. The focus on the health and safety of Altia’s employees remain high. The uncertainty in industrial products is due to potential disruptions in demand for starch and ethanol, and in supply chain due to the availability and delivery times of raw materials. • Barley market prices are expected to continue increasing for the new crop season following unfavourable weather conditions in Finland, and a global imbalance between the demand for and supply of grain and other raw materials. • The recovery of the operating environment will depend largely on the development of COVID - 19, the progress of vaccinations, and changes in consumer behaviour. 18

Q&A Raise your hand 19 Chat

H2 outlook: COVID - 19 - related uncertainty continues and weakened barley price outlook Good net sales growth driven by spirits and Altia Industrial Merger expected to close on 1 September 2021 H1 summary

www.altiagroup.com Thank you www.altiagroup.com IR: tua.stenius - ornhjelm@altiacorporation.com Next events 1 Sep: expected closing of merger 3 Nov: Q3 Business Review

22 Appendices

KEY RATIOS EUR million Q2 21 Q2 20 H1 21 H1 20 2020 Net sales, EUR million 86.8 81.0 158.5 149.3 342.4 Comparable EBITDA, EUR million 12.3 13.2 20.1 18.8 52.4 % of net sales 14.2 16.3 12.7 12.6 15.3 EBITDA, EUR million 10.1 12.6 14.7 18.0 40.3 Comparable operating result, EUR million 8.5 8.9 12.4 9.9 35.0 % of net sales 9.8 10.9 7.8 6.7 10.2 Operating result, EUR million 6.3 8.2 7.0 9.2 22.9 Result for the period, EUR million 4.7 6.1 5.3 7.5 17.8 Earnings per share, EUR 0.13 0.17 0.15 0.21 0.49 Net cash flow from operating activities, EUR million - 1.3 25.7 - 1.6 10.3 56.1 Net debt / comparable EBITDA, rolling 12 months 0.2 0.6 0.2 0.6 - 0.1 Average number of personnel 669 659 655 651 650 23

QUARTERLY NET SALES AND COMPARABLE EBITDA BY SEGMENT

Net sales by segment

EUR million	Q2 21	Q1 21	Q4 20	Q3 20	Q2 20	Q1 20	Q4 19	Q3 19	Q2 19	Q1 19	Q4 18	Q3 18	Q2 18	Q1 18	Q4 17	Q3 17	Q2 17	Q1 17
Finland & Exports	31.1	23.0	34.4	29.8	29.2	23.8	37.8	31.2	34.7	25.0	39.5	31.8	35.4	27.1	40.7	31.4	35.7	26.0
Scandinavia	29.1	24.2	46.4	27.4	28.1	22.0	44.5	25.6	29.0	21.7	42.8	25.0	27.4	22.5	44.4	26.5	29.7	23.2
Altia Industrial	26.6	24.5	25.7	29.4	23.8	22.4	27.8	27.7	27.5	27.1	28.6	28.9	24.2	24.0	24.7	26.5	25.9	24.2
Total	86.8	71.7	106.5	86.6	81.0	68.2	110.1	84.5	91.2	73.8	110.9	85.7	87.1	73.5	109.8	84.5	91.3	73.4

Comparable EBITDA by segment

EUR million	Q2 21	Q1 21	Q4 20	Q3 20	Q2 20	Q1 20	Q4 19	Q3 19	Q2 19	Q1 19	Q4 18	Q3 18	Q2 18	Q1 18	Q4 17	Q3 17	Q2 17	Q1 17
Finland & Exports	5.3	3.5	6.0	5.5	5.5	2.8	7.3	5.0	5.3	3.0	6.2	4.9	4.6	3.4	7.2	4.0	5.2	3.1
Scandinavia	2.9	1.7	9.5	1.9	2.9	-0.1	9.1	1.3	2.0	-0.3	8.0	0.8	1.5	-0.1	8.9	1.0	2.1	-0.5
Altia Industrial	3.6	2.1	4.2	6.5	4.9	2.2	4.5	3.6	2.3	1.0	2.2	4.8	2.5	1.4	3.7	4.5	2.6	1.6
Other	0.6	0.4	-0.8	0.7	-0.1	0.7	-1.3	1.5	-0.2	0.6	-0.6	-0.3	0.2	0.4	-1.3	0.9	-0.8	0.1
TOTAL comparable EBITDA	12.3	7.7	19.0	14.6	13.2	5.5	19.7	11.4	9.4	4.3	15.9	10.3	8.7	5.2	18.5	10.4	9.2	4.3
Items affecting comparability	-2.2	-3.2	-5.5	-5.9	-0.7	-0.1	0.2	-1.6	-0.2	-	-1.5	0.0	-0.4	-4.1	-2.2	0.7	-0.2	-0.5
EBITDA	10.1	4.6	13.5	8.8	12.6	5.4	19.8	9.8	9.2	4.3	14.4	10.3	8.3	1.1	16.3	11.1	9.0	3.8
Depreciation, amortisation and impairment	-3.8	-3.9	-4.3	-4.3	-4.4	-4.4	-4.5	-4.5	-4.5	-4.5	-3.7	-3.6	-3.5	-3.5	-3.6	-3.6	-3.5	-3.5
Operating result	6.3	0.7	9.3	4.5	8.2	1.0	15.3	5.3	4.8	-0.3	10.7	6.6	4.8	-2.5	12.7	7.6	5.4	0.3

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Shareholder structure AS AT 31 JULY 2021 Shareholders Number of shares % of shares 1 Valtion Kehitysyhtiö Vake Oy 13 097 481 36.2 2 Ilmarinen Mutual Pension Insurance Company 1 113 300 3.1 3 Varma Mutual Pension Insurance Company 1 050 000 2.9 4 WestStar Oy 684 085 1.9 5 Elo Mutual Pension Insurance Company 500 000 1.4 6 Veritas Pension Insurance Company Ltd. 316 221 0.9 7 FIM Fenno Sijoitusrahasto 240 669 0.7 8 Säästöpankki Kotimaa 150 000 0.4 9 Mandatum Life Insurance Company Limited 145 860 0.4 10 Petter and Margit Forsström ´ s Foundation 140 200 0.4 Top 10 total 17 437 816 48.3 Nominee - registered shares 7 530 285 20.8 25 Public sector 45% Financial and insurance companies 22% Households 24% Non - financial corporations 6% Non - profit institutions 2% Rest of the world 1%